Exhibit 99

Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Corporation
Reports First Quarter 2009 Results
MILWAUKEE (April 29, 2009) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended March 31, 2009 of $184.6 million, compared with a net loss of $34.5 million for the same quarter a year ago. Diluted loss per share was $1.49 for the quarter ending March 31, 2009, compared to diluted loss per share of $0.41 for the same quarter a year ago.
Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the company’s quarterly financial results reflect the difficult challenges that the company faces primarily from increased delinquencies which are being driven by a weakening economy, increased unemployment and lower home prices. He added that while we believe that we have more than adequate resources to pay all of our insured claim obligations, we are considering options to obtain capital to continue to write new business, which could occur through the use of claims-paying resources that are not needed to cover obligations on our existing insurance in force, from reinsurance and/or through the sale of equity or debt securities. While we have not pursued raising capital from private sources, we have been in discussions with both the U.S. Treasury and the Office of the Commissioner of Insurance of Wisconsin to explore capital options. We believe that one of these options will develop in a manner that, combined with any benefits achieved from the national loan modification and refinance efforts, will allow MGIC to continue to write new insurance on an uninterrupted basis.
Total revenues for the first quarter were $435.2 million, compared with $423.9 million in the first quarter last year. Net premiums written for the quarter were $347.5 million, compared with $368.5 million in the first quarter last year. Included in other revenue, for the first quarter of 2009, was a gain of $11.9 million that resulted from the repurchase of $31.3 million of long term debt due in September 2011.
New insurance written in the first quarter was $6.4 billion, compared to $19.1 billion in the first quarter of 2008. Persistency, or the percentage of insurance remaining in force from one year prior, was 85.1 percent at March 31, 2009, compared with 84.4 percent at December 31, 2008, and 77.5 percent at March 31, 2008.

As of March 31, 2009, MGIC’s primary insurance in force was $223.9 billion, compared with $227.0 billion at December 31, 2008, and $221.4 billion at March 31, 2008. The book value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $8.6 billion at March 31, 2009, compared with $8.1 billion at December 31, 2008, and $7.3 billion at March 31, 2008.
At March 31, 2009, the percentage of loans that were delinquent, excluding bulk loans, was 10.59 percent, compared with 9.51 percent at December 31, 2008, and 5.19 percent at March 31, 2008. Including bulk loans, the percentage of loans that were delinquent at March 31, 2009 was 13.51 percent, compared to 12.37 percent at December 31, 2008, and 7.68 percent at March 31, 2008.
There was no income from joint ventures in the quarter as a result of the company selling its remaining interest in the Sherman joint venture in the third quarter of 2008 as compared to income from joint ventures, net of tax, of $10.0 million for the same period last year.
Losses incurred in the first quarter were $757.9 million, up from $691.6 million reported for the same period last year. Underwriting expenses were $62.5 million in the first quarter as compared to $77.0 million reported for the same period last year. First quarter 2008 expenses included a $3.3 million fee associated with the capital raised in the quarter. Also included in the first quarter 2009 results is a reinsurance fee of $26.4 million in conjunction with the termination of a reinsurance treaty that covered new business written beginning April 1, 2008. MGIC has no further obligations under this treaty.
Wall Street Bulk transactions, as of March 31, 2009, included approximately 113,700 loans with insurance in force of approximately $18.9 billion and risk in force of approximately $5.6 billion. During the quarter the premium deficiency reserve declined by $164.8 million from $454.3 million, as of December 31, 2008, to $289.5 million as of March 31, 2009. The $289.5 million premium deficiency reserve as of March 31, 2009 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our present value of expected future paid losses and expenses was $2,768 million, offset by the present value of expected future premium of $656 million and already established loss reserves of $1,822 million. The premium deficiency reserves as of December 31, 2008 reflected present value of expected future paid losses and expenses of $3,063 million, offset by the present value of expected future premium of $712 million and already established loss reserves of $1,897 million. The premium deficiency reserve of $1,210.8 million was initially established in the fourth quarter of 2007, and has declined by $921.3 million to $289.5 million as of March 31, 2009.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $223.9 billion primary insurance in force covering 1.4 million mortgages as of March 31, 2009. MGIC serves over 3,300 lenders with locations across the country, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through May 29, 2009 under Investor Information.
This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com under Investor Information.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.
Because our policyholders position could decline and our risk-to-capital could increase beyond the levels necessary to meet regulatory requirements we are considering options to obtain additional capital.
          The Office of the Commissioner of Insurance of Wisconsin is our principal insurance regulator. To assess a mortgage guaranty insurer’s capital adequacy, Wisconsin’s insurance regulations require that a mortgage guaranty insurance company maintain “policyholders position” of not less than a minimum computed under a prescribed formula. If a mortgage guaranty insurer does not meet the minimum required by the formula it cannot write new business until its policyholders position meets the minimum. Some other states that regulate our mortgage guaranty insurance companies have similar regulations.
          Some states that regulate us have provisions that limit the risk-to-capital ratio of a mortgage guaranty insurance company to 25:1. If an insurance company’s risk-to-capital ratio exceeds the limit applicable in a state, it may be prohibited from writing new business in that state until its risk-to-capital ratio falls below the limit.

          The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. Unless recent loss trends materially mitigate, MGIC’s policyholders position could decline and its risk-to-capital could increase beyond the levels necessary to meet regulatory requirements to write new business and this could occur before the end of 2009. As a result, we are considering options to obtain capital to write new business, which could occur through the use of claims paying resources that should not be needed to cover obligations on our existing insurance in force, from reinsurance and/or through the sale of equity or debt securities. While we have not pursued raising capital from private sources, we have had discussions with the Office of the Commissioner of Insurance of Wisconsin to explore capital options and the US Treasury to seek a capital investment and/or reinsurance. We understand there is intense competition for government assistance. We cannot predict whether we will be successful in obtaining capital from any source but any sale of additional securities could dilute substantially the interest of existing shareholders and other forms of capital relief could also result in additional costs.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce our revenues or increase our losses.
          The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which is a government sponsored entity, or GSE. As a result, the business practices of the GSEs affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters (which may be changed by federal legislation) when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that Fannie Mae or Freddie Mac assess on loans that require mortgage insurance,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the programs established by Fannie Mae or Freddie Mac intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.
          In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of Fannie Mae and Freddie Mac. As their conservator, FHFA controls and directs the operations of Fannie Mae and Freddie Mac. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of Fannie Mae and Freddie Mac or other factors may increase the likelihood that the business practices of Fannie Mae and Freddie Mac change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of Fannie Mae and Freddie Mac are changed by new federal legislation. Such changes may allow Fannie Mae and Freddie Mac to reduce or eliminate the level of private mortgage insurance coverage that they use as credit enhancement.

          In addition, both Fannie Mae and Freddie Mac have policies which provide guidelines on terms under which they can conduct business with mortgage insurers with financial strength ratings below Aa3/AA-. For information about how these policies could affect us, see the risk factor titled “Our financial strength rating has been downgraded below Aa3/AA-, which could reduce the volume of our new business writings.”
A downturn in the domestic economy or a decline in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.
          Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues affecting lenders or other factors. The residential mortgage market in the United States has for some time experienced a variety of worsening economic conditions and housing values in many areas continue to decline. The recession that began in December 2007, which has been exacerbated by the credit crisis that began in September 2008, may result in further deterioration in home values and employment.
The mix of business we write also affects the likelihood of losses occurring.
          Even when housing values are stable or rising, certain types of mortgages have higher probabilities of claims. These segments include loans with loan-to-value ratios over 95% (including loans with 100% loan-to-value ratios or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors. As of March 31, 2009, approximately 60% of our primary risk in force consisted of loans with loan-to-value ratios equal to or greater than 95%, 9.0% had FICO credit scores below 620, and 13.3% had limited underwriting, including limited borrower documentation. A material portion of these loans were written in 2005 — 2007 and through the first quarter of 2008. (In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.)
          Beginning in the fourth quarter of 2007 we made a series of changes to our underwriting guidelines in an effort to improve the risk profile of our new business. Requirements imposed by new guidelines, however, only affect business written under commitments to insure loans that are issued after those guidelines become effective. Business for which commitments are issued after new guidelines are announced and before they become effective is insured by us in accordance with the guidelines in effect at time of the commitment even if that business would not meet the new guidelines. For commitments we issue for loans that close and are insured by us, a period longer than a calendar quarter can elapse between the time we issue a commitment to insure a loan and the time we receive the payment of the first premium and report the loan in our risk in force, although this period is generally shorter.
          As of March 31, 2009, approximately 3.6% of our primary risk in force written through the flow channel, and 44.9% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we believe the volume of “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006 and remained at these levels during the first half of 2007, before beginning to decline in the second half of 2007. We believe claim rates on certain of these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
          Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective in 2008, our 2008 and 2009 books (a “book” consists of loans we committed to insure in a year that closed and become insured by us) will generate underwriting profit.
Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, our earnings may be adversely affected by losses disproportionately in certain periods.
          In accordance with GAAP for the mortgage insurance industry, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is what is referred to as “IBNR” in the mortgage insurance industry). We establish reserves using estimated claims rates and claims amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.
Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.
          We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent what we believe best reflect the estimate of what will actually be paid on the loans in default as of the reserve date.
          The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, and a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
          We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.
           In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of March 31, 2009, the premium deficiency reserve was $289.5 million. At each date, the premium deficiency reserve is the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves on these bulk transactions.
          The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.
The amounts that we owe under our revolving credit facility and Senior Notes could be accelerated.
          We have a $300 million bank revolving credit facility that matures in March 2010 under which, as of the end of the first quarter of 2009, $200 million was outstanding. In addition, as of the end of the first quarter of 2009, we had approximately $169 million of Senior Notes due in September 2011 (during the first quarter of 2009, we purchased $31 million principal amount of these Notes) and $300 million of Senior Notes due in November 2015 outstanding.
          Our revolving credit facility includes three financial covenants. First, it requires that we maintain Consolidated Net Worth of no less than $2.00 billion at all times. However, if as of June 30, 2009, our Consolidated Net Worth equals or exceeds $2.75 billion, then the minimum Consolidated Net Worth under the facility will be increased to $2.25 billion at all times from and after June 30, 2009. Consolidated Net Worth is generally defined in our credit agreement as the sum of our consolidated stockholders’ equity (determined in accordance with GAAP) plus the aggregate outstanding principal amount of our 9% Convertible Junior Subordinated Debentures due 2063. The current aggregate outstanding principal amount of our 9% Convertible Junior Subordinated Debentures due 2063 is $390 million.
          At March 31, 2009, our Consolidated Net Worth was approximately $2.7 billion. We expect we will have a net loss in the remainder of 2009, with the result that we expect our Consolidated Net Worth to decline. There can be no assurance that losses in or after 2009 will not reduce our Consolidated Net Worth below the minimum amount required.
          In addition, regardless of our results of operations, our Consolidated Net Worth would be reduced to the extent the carrying value of our investment portfolio declines from its carrying value at March 31, 2009 due to market value adjustments. At March 31, 2009, the modified duration of our fixed income portfolio was 4.1 years, which means that an instantaneous parallel upward shift in the yield curve of 100 basis points would result in a decline of 4.1% (approximately $350 million) in the market value of this portfolio. Market value adjustments could also occur as a result of changes in credit spreads.
          The other two financial covenants require that MGIC’s risk-to-capital ratio not exceed 22:1 and that MGIC maintain policyholders position of not less than the amount required by Wisconsin insurance regulations. We discuss

MGIC’s risk-to-capital ratio and its policyholders position in the risk factor titled “Because our policyholders position could decline and our risk-to-capital could increase beyond the levels necessary to meet regulatory requirements we are considering options to obtain additional capital.”
          Covenants in the Senior Notes include the requirement that there be no liens on the stock of the designated subsidiaries unless the Senior Notes are equally and ratably secured; that there be no disposition of the stock of designated subsidiaries unless all of the stock is disposed of for consideration equal to the fair market value of the stock; and that we and the designated subsidiaries preserve their corporate existence, rights and franchises unless we or such subsidiary determines that such preservation is no longer necessary in the conduct of its business and that the loss thereof is not disadvantageous to the Senior Notes. A designated subsidiary is any of our consolidated subsidiaries which has shareholders’ equity of at least 15% of our consolidated shareholders’ equity.
          We currently have sufficient liquidity at our holding company to repay the amounts owed under our revolving credit facility. If (i) we fail to maintain any of the requirements under the credit facility discussed above, (ii) we fail to make a payment of principal when due under the credit facility or a payment of interest within five days after due under the credit facility, (iii) we fail to make an interest payment when due under either series of our Senior Notes or (iv) our payment obligations under our Senior Notes are declared due and payable (including for one of the reasons noted in the following paragraph) and we are not successful in obtaining an agreement from banks holding a majority of the debt outstanding under the facility to change (or waive) the applicable requirement, then banks holding a majority of the debt outstanding under the facility would have the right to declare the entire amount of the outstanding debt due and payable.
          If (i) we fail to meet any of the covenants of the Senior Notes discussed above, (ii) we fail to make a payment of principal of the Senior Notes when due or a payment of interest on the Senior Notes within thirty days after due or (iii) the debt under our bank facility is declared due and payable (including for one of the reasons noted in the previous paragraph) and we are not successful in obtaining an agreement from holders of a majority of the applicable series of Senior Notes to change (or waive) the applicable requirement or payment default, then the holders of 25% or more of either series of our Senior Notes each would have the right to accelerate the maturity of that debt. In addition, the Trustee of these two issues of Senior Notes, which is also a lender under our bank credit facility, could, independent of any action by holders of Senior Notes, accelerate the maturity of the Senior Notes under such circumstances.
          In the event the amounts owing under our credit facility or Senior Notes are accelerated, we may not have sufficient funds to repay such amounts.
Our financial strength rating has been downgraded below Aa3/AA-, which could reduce the volume of our new business writings.
          The financial strength of MGIC, our principal mortgage insurance subsidiary, is rated Ba2 by Moody’s Investors Service and the outlook for this rating is considered, by Moody’s, to be developing. Standard & Poor’s Rating Services’ insurer financial strength rating of MGIC is BB and the outlook for this rating is stable. The financial strength of MGIC is rated BBB by Fitch Ratings with a negative outlook.
          The mortgage insurance industry historically viewed a financial strength rating of Aa3/AA- as critical to writing new business. In part this view has resulted from the mortgage insurer eligibility requirements of the GSEs, which each year purchase the majority of loans insured by us and the rest of the mortgage insurance industry, along with the risk-based capital stress test for the GSEs which provided incentives for the GSEs to use private mortgage insurance provided by insurers with the highest ratings.
          At the beginning of 2007, all of the eight private mortgage insurers then writing new insurance had ratings of at least Aa3/AA- and all of them were treated the same under the risk-based capital stress test applicable to the GSEs. Since then, one of the eight private mortgage insurers ceased writing new insurance and only one other mortgage insurer (which serves a small segment of the market and has insignificant market share) remains Aa3/AA- by one of the two rating agencies that maintain a rating on this insurer.
          In February 2008, after several private mortgage insurers were downgraded below Aa3/AA-, Freddie Mac and Fannie Mae announced that they were temporarily suspending the portion of their eligibility requirements that impose additional restrictions on a mortgage insurer that is downgraded below Aa3/AA- if the affected insurer commits to submitting a written remediation plan for their approval. After Freddie Mac and Fannie Mae suspended this portion of their eligibility requirements, we were downgraded below Aa3/AA-. We have submitted written remediation plans to both Freddie Mac and Fannie Mae. We believe that both Freddie Mac and Fannie Mae view their processes of reviewing remediation plans as continuing processes that should continue until the party submitting the remediation plan has regained a rating of at least Aa3/AA-. Our remediation plans include projections of our future financial performance. There can be no assurance that we will be able to successfully complete our remediation plans. In addition, there can be no assurance that Freddie Mac and Fannie Mae will continue the positions described above with respect to mortgage insurers that have been downgraded below Aa3/AA-.
          Apart from the effect of the eligibility requirements of the GSEs, we believe lenders who hold mortgages in portfolio and choose to obtain mortgage insurance on the loans assess a mortgage insurer’s financial strength rating as one element of the process through which they select mortgage insurers. As a result of these considerations, including MGIC’s ratings downgrades since the beginning of 2008, MGIC may be competitively disadvantaged.
Loan modification and other similar programs may not provide material benefits to us.
          Beginning in the fourth quarter of 2008, the federal government, including through the FDIC and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. These programs include the Homeowner Affordability and Stability Plan that has the intent of helping millions of homeowners receive more favorable mortgage terms, which was announced in February 2009. Other programs may also be implemented in a manner that eliminates the need for mortgage insurance for groups of loans that our industry has traditionally insured.
          All of these programs are being rolled out or in their early stages and it is unclear whether they will result in a significant number of loan modifications. Even if a loan is modified, we do not know how many modified loans will subsequently re-default, resulting in losses for us that could be greater than we would have paid had the loan not been modified. As a result, we cannot ascertain with confidence whether these programs will provide material benefits to us. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of qualifying loans are inherently uncertain. If legislation is enacted to permit a mortgage balance to be reduced in bankruptcy, we would still be responsible to pay the original balance if the borrower re-defaulted on that mortgage after its balance had been reduced. Various government entities and private parties have enacted foreclosure moratoriums. A moratorium does not affect the accrual of interest and other expenses on a loan. Unless a loan is modified during a moratorium to cure the default, at the expiration of the moratorium additional interest and expenses would be due which could result on our losses on loans subject to the moratorium being higher than if there had been no moratorium.
We may not continue to realize benefits from rescissions at the levels we have recently experienced.
Historically, claims submitted to us on policies we rescinded were less than 5% of our claims resolved during a year. This increased to approximately 15% in the fourth quarter of 2008 and was over 20% in the first quarter of 2009. Rescissions have materially mitigated our paid losses in 2008 and 2009. While we have a substantial pipeline of claims investigations that we expect will eventually result in rescissions during the second and third quarters of 2009, we can give no assurance that rescissions will continue to mitigate paid losses at the same level we have recently experienced. In addition, if the insured disputes our right to rescind coverage, whether the requirements to rescind are met ultimately would be determined by arbitration or judicial proceedings. Objections to rescission may be made several years after we have rescinded an insurance policy.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.
          In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
          During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At March 31, 2009 persistency was at 85.1%, compared to the record low of 44.9% at September 30, 2003.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
          These alternatives to private mortgage insurance include:
•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.
          We believe the Federal Housing Administration, which until 2008 was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.
Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.
          In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company, whose parent, based on information filed with the SEC through April 20, 2009, is our largest shareholder, and

•	CMG Mortgage Insurance Company.
          Our relationships with our customers could be adversely affected by a variety of factors, including continued tightening of our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers, and our decision to discontinue ceding new business under excess of loss captive reinsurance programs. We believe the Federal Housing Administration, which in recent years was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.
          While the mortgage insurance industry has not had new entrants in many years, the perceived increase in credit quality of loans that are being insured today combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage new entrants. We understand that at least one new mortgage insurance company has received capital commitments and is in the process of being licensed.
Your ownership in our company may be diluted by additional capital that we could raise or if the holders of our convertible debentures convert their debentures into shares of our common stock.
          We have filed, and the SEC has declared effective, a shelf registration statement that would allow us to sell up to $850 million of common stock, preferred stock, debt and other types of securities. While we have no current plans to sell any securities under this registration statement, any capital that we do raise through the sale of common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock will dilute your ownership percentage in our company and may decrease the market price of our common shares. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common shares.
          We have approximately $390 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have elected to defer the payment of approximately $17.6 million of interest on these debentures that would have been due April 1, 2009 and may defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures.
Our common stock could be delisted from the NYSE.
          The listing of our common stock on the New York Stock Exchange, or NYSE, is subject to compliance with NYSE’s continued listing standards, including that the average closing price of our common stock during any 30 trading day period equal or exceed $1.00 and that our average market capitalization for any such period equal or exceed $25 million. The NYSE can also, in its discretion, discontinue listing a company’s common stock if the company discontinues a substantial portion of its operations. If we do not satisfy any of NYSE’s continued listing standards or if we cease writing new insurance, our common stock could be delisted from the NYSE unless we cure the deficiency during the time provided by the NYSE. If the NYSE were to delist our common stock, it likely would result in a significant decline in the trading price, trading volume and liquidity of our common stock. We also expect that the suspension and delisting of our common stock would lead to decreases in analyst coverage and market-making activity relating to our common stock, as well as reduced information about trading prices and volume. As a result, it could become significantly more difficult for our shareholders to sell their shares of our common stock at prices comparable to those in effect prior to delisting or at all.
If the volume of low-down-payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.
          The factors that affect the volume of low-down-payment mortgage originations include:
•	restrictions on mortgage credit due to more stringent underwriting standards and liquidity issues affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
We are subject to the risk of private litigation and regulatory proceedings.
          Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that we will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.
          In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce, which regulates insurance, we provided the Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the Minnesota Department of Commerce, and beginning in March 2008 that Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions. In June 2008, we received a subpoena from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the Minnesota Department of Commerce, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
          The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
          In October 2007, the Division of Enforcement of the Securities and Exchange Commission requested that we voluntarily furnish documents and information primarily relating to C-BASS, the now-terminated merger with Radian and the subprime mortgage assets “in the Company’s various lines of business.” We have provided responsive documents and/or other information to the Securities and Exchange Commission and understand this investigation is ongoing.
          In 2008, complaints in five separate purported stockholder class action lawsuits were filed against us, several of our officers and an officer of C-BASS. The allegations in the complaints are generally that through these individuals we violated the federal securities laws by failing to disclose or misrepresenting C-BASS’s liquidity, the impairment of our investment in C-BASS, the inadequacy of our loss reserves and that we were not adequately capitalized. The collective time period covered by these lawsuits begins on October 12, 2006 and ends on February 12, 2008. The complaints seek damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported misstatements and omissions. In March 2009, the five lawsuits were consolidated and a lead plaintiff was appointed. We expect that a consolidated complaint will be filed in the second quarter of 2009. With limited exceptions, our bylaws provide that our officers are entitled to indemnification from us for claims against them of the type alleged in the complaints. We believe, among other things, that the allegations in the complaints are not sufficient to prevent their dismissal and intend to defend against them vigorously. However, we are unable to predict the outcome of these cases or estimate our associated expenses or possible losses.
          Other lawsuits alleging violations of the securities laws could be brought against us. In December 2008, a holder of a class of certificates in a publicly offered securitization for which C-BASS was the sponsor brought a purported class action under the federal securities laws against C-BASS; the issuer of such securitization, which was an affiliate of a major Wall Street underwriter; and the underwriters alleging material misstatements in the offering documents. The complaint describes C-BASS as a venture of MGIC, Radian Group and the management of C-BASS and refers to Doe defendants who are unknown to the plaintiff but who the complaint says are legally responsible for the events described in the complaint. The complaint also says that the plaintiff will seek to amend the complaint when the identities of these additional defendants have been ascertained.
          Two law firms have issued press releases to the effect that they are investigating whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock. With limited exceptions, our bylaws provide that the plan fiduciaries are entitled to indemnification from us for claims against them. We intend to defend vigorously any proceedings that may result from these investigations.
The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.
          The Internal Revenue Service conducted an examination of our federal income tax returns for taxable years 2000 though 2004. On June 1, 2007, as a result of this examination, we received a revenue agent report. The adjustments reported on the revenue agent report would substantially increase taxable income for those tax years and resulted in the issuance of an assessment for unpaid taxes totaling $189.5 million in taxes and accuracy related penalties, plus applicable interest. We have agreed with the Internal Revenue Service on certain issues and paid $10.5 million in additional taxes and interest. The remaining open issue relates to our treatment of the flow through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits, or REMICs. This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The Internal Revenue Service has indicated that it does not believe, for various reasons, that we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process may take some time and a final resolution may not be reached until a date many months or years into the future. In July 2007, we made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the revenue agent report and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.
          As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
The implementation of the Basel II capital accord may discourage the use of mortgage insurance.
          In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2008 and may be implemented by the remaining banks in the United States and many other countries in 2009. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.
          The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways, including reducing our ability to successfully establish or operate our planned international operations.
We may not be able to recover the capital we invested in our Australian operations for many years and may not recover all of such capital.
          We have committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have reduced our Australian headcount and suspended writing new business in Australia. In addition to the general economic and insurance business-related factors discussed above, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
          We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been towards consolidation of loan servicers. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional such increases. Managing a substantially higher volume of non-performing loans could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Disruptions in servicing, in turn, could contribute to a rise in delinquencies among those loans and could have a material adverse effect on our business, financial condition and operating results.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(in thousands of dollars, except per share data)
Net premiums written	$347,513	$368,454

Net premiums earned	$355,830	$345,488
Investment income	77,173	72,482
Realized losses	(17,261)	(1,194)
Other revenue	19,442	7,099

Total revenues	435,184	423,875
Losses and expenses:
Losses incurred	757,893	691,648
Change in premium deficiency reserves	(164,801)	(263,781)
Underwriting and other expenses, net	62,549	76,986
Reinsurance fee	26,407	—
Interest expense	23,926	11,073

Total losses and expenses	705,974	515,926

Loss before tax and joint ventures	(270,790)	(92,051)
Credit for income tax	(86,230)	(47,577)
Income from joint ventures, net of tax (1)	—	9,977

Net loss	$(184,560)	$(34,497)

Diluted weighted average common shares outstanding (Shares in thousands)	123,999	84,127

Diluted loss per share	$(1.49)	$(0.41)

(1) Diluted EPS contribution from Sherman	$—	$0.11
NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized losses.
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$7,425,438	$7,045,536	$6,176,989
Cash and cash equivalents	1,212,697	1,097,334	1,087,243
Reinsurance recoverable on loss reserves (2)	303,550	232,988	89,235
Prepaid reinsurance premiums	4,152	4,416	8,598
Home office and equipment, net	31,065	32,255	33,772
Deferred insurance policy acquisition costs	10,741	11,504	10,978
Other assets	345,041	722,701	1,222,075

	$9,332,684	$9,146,734	$8,628,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	5,248,173	4,775,552	3,017,331
Premium deficiency reserves	289,535	454,336	947,060
Unearned premiums	327,212	336,098	296,067
Short- and long-term debt	667,180	698,446	798,309
Convertible debentures	277,034	272,465	242,800
Other liabilities	198,876	175,604	267,229

Total liabilities	7,008,010	6,712,501	5,568,796
Shareholders’ equity	2,324,674	2,434,233	3,060,094

	$9,332,684	$9,146,734	$8,628,890

Book value per share (3)	$18.58	$19.46	$24.49

(1) Investments include unrealized gains (losses) on securities	40,028	(78,899)	47,604
(2) Loss reserves, net of reinsurance recoverable on loss reserves	4,944,623	4,542,564	2,928,096
(3) Shares outstanding	125,086	125,068	124,949
NOTE: Certain numbers in the 2008 financials have been retrospectively adjusted to reflect the adoption of FSP No. APB 14-1. See next page for details.
ADOPTION OF FSP NO. APB-14

Effective January 1, 2009, the Company adopted FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This statement require it be applied retrospectively. As such, amounts relating to 2008 have been retrospectively adjusted to reflect the Company’s adoption of this standard.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
		As originally
	As adjusted	reported
	2008	2008
	(Unaudited)
	(in thousands of dollars, except per share data)
Interest expense	$11,073	$10,914
Credit for income tax	(47,577)	(47,521)
Net loss	(34,497)	(34,394)
Diluted loss per share	(0.41)	(0.41)
CONSOLIDATED BALANCE SHEET AS OF

		As originally		As originally
	As adjusted	reported	As adjusted	reported
	December 31,	December 31,	March 31,	March 31,
	2008	2008	2008	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands of dollars, except per share data)
Other assets	$722,701	$758,796	$1,222,075	$1,261,582
Convertible debentures	272,465	375,593	242,800	355,679
Shareholders’ equity	2,434,233	2,367,200	3,060,094	2,986,723
Book value per share	19.46	18.93	24.49	23.90
CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized losses:
Realized losses	$(17,261)	$(1,194)
Income taxes at 35%	(6,041)	(418)

After tax realized losses	(11,220)	(776)
Weighted average shares	123,999	84,127

Diluted EPS contribution from realized losses	$(0.09)	$(0.01)

Management believes the diluted earnings per share contribution from realized losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.
OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$6,400	$19,067

New risk written ($ millions):
Primary	$1,297	$4,679

Product mix as a % of primary flow NIW
> 95% LTVs	1%	30%
ARMs	1%	1%
Refinances	58%	35%
The results of our operations in Australia are included in the financial statements in this document but the other information in this document does not include our Australian operations, which are immaterial.

Additional Information

	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009
New insurance written (billions)
Total	$24.0	$19.1	$14.0	$9.7	$5.5	$6.4
Flow	$21.6	$18.1	$13.4	$9.7	$5.5	$6.4
Bulk	$2.4	$1.0	$0.6	$—	$—	$—

Insurance in force (billions)
Total	$211.7	$221.4	$226.4	$228.2	$227.0	$223.9
Flow	$174.7	$185.4	$191.5	$194.9	$195.0	$193.1
Bulk	$37.0	$36.0	$34.9	$33.3	$32.0	$30.8

Annual Persistency	76.4%	77.5%	79.7%	82.1%	84.4%	85.1%

Primary IIF (billions) (1)	$211.7	$221.4	$226.4	$228.2	$227.0	$223.9
Prime (620 & >)	$161.3	$171.7	$178.7	$182.7	$183.1	$181.8
A minus (575 - 619)	$15.9	$15.9	$15.2	$14.5	$14.0	$13.5
Sub-Prime (< 575)	$4.7	$4.4	$4.2	$3.9	$3.8	$3.5
Reduced Doc (All FICOs)	$29.9	$29.4	$28.3	$27.1	$26.1	$25.1

Primary RIF (billions) (1)	$55.8	$58.0	$59.1	$59.4	$59.0	$57.9
Prime (620 & >)	$41.9	$44.4	$46.1	$47.0	$47.0	$46.4
A minus (575 - 619)	$4.4	$4.3	$4.1	$3.9	$3.8	$3.7
Sub-Prime (< 575)	$1.4	$1.3	$1.2	$1.1	$1.1	$1.0
Reduced Doc (All FICOs)	$8.2	$8.0	$7.7	$7.4	$7.1	$6.8

Risk in force by FICO
% (FICO 620 & >)	88.4%	89.1%	89.8%	90.4%	90.7%	91.0%
% (FICO 575 - 619)	8.8%	8.4%	7.9%	7.4%	7.2%	7.0%
% (FICO < 575)	2.8%	2.5%	2.3%	2.2%	2.1%	2.0%

Average Coverage Ratio (RIF/IIF) (1)
Total	26.3%	26.2%	26.1%	26.0%	26.0%	25.9%
Prime (620 & >)	26.0%	25.9%	25.8%	25.7%	25.7%	25.5%
A minus (575 - 619)	27.4%	27.2%	27.2%	27.2%	27.5%	27.8%
Sub-Prime (< 575)	28.9%	28.9%	28.9%	28.9%	28.3%	28.6%
Reduced Doc (All FICOs)	27.4%	27.3%	27.3%	27.2%	27.2%	27.1%

Average Loan Size (thousands) (1)
Total IIF	$147.31	$149.79	$151.77	$153.30	$154.10	$154.59
Flow	$142.26	$145.58	$148.03	$149.97	$151.10	$151.82
Bulk	$177.00	$175.71	$176.22	$176.23	$175.38	$174.52
Prime (620 & >)	$141.69	$145.05	$147.88	$150.04	$151.24	$152.08
A minus (575 - 619)	$133.46	$133.89	$133.41	$133.09	$132.38	$131.70
Sub-Prime (< 575)	$124.53	$123.57	$122.75	$121.99	$121.23	$120.48
Reduced Doc (All FICOs)	$209.99	$209.54	$209.38	$208.66	$208.02	$207.02

Primary IIF — # of loans (1)	1,437,432	1,478,336	1,491,897	1,488,676	1,472,757	1,448,547
Prime (620 & >)	1,138,300	1,184,006	1,208,711	1,217,403	1,210,712	1,195,290
A minus (575 - 619)	119,057	118,353	114,010	109,475	105,698	102,339
Sub-Prime (< 575)	37,894	35,729	33,955	32,067	30,718	29,669
Reduced Doc (All FICOs)	142,181	140,248	135,221	129,731	125,629	121,249

Primary IIF — # of Delinquent Loans (1)	107,120	113,589	128,231	151,908	182,188	195,718
Flow	61,352	66,055	77,903	98,023	122,693	134,745
Bulk	45,768	47,534	50,328	53,885	59,495	60,973
Prime (620 & >)	49,333	52,571	60,505	76,110	95,672	106,184
A minus (575 - 619)	22,863	22,748	24,859	28,384	31,907	31,633
Sub-Prime (< 575)	12,915	12,267	12,425	12,705	13,300	12,666
Reduced Doc (All FICOs)	22,009	26,003	30,442	34,709	41,309	45,235

	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009
Primary IIF Delinquency Rates (1)	7.45%	7.68%	8.60%	10.20%	12.37%	13.51%
Flow	4.99%	5.19%	6.02%	7.54%	9.51%	10.59%
Bulk	21.91%	23.19%	25.38%	28.53%	32.64%	34.53%
Prime (620 & >)	4.33%	4.44%	5.01%	6.25%	7.90%	8.88%
A minus (575 - 619)	19.20%	19.22%	21.80%	25.93%	30.19%	30.91%
Sub-Prime (< 575)	34.08%	34.33%	36.59%	39.62%	43.30%	42.69%
Reduced Doc (All FICOs)	15.48%	18.54%	22.51%	26.75%	32.88%	37.31%

Net Paid Claims (millions) (1) (6)	$284	$373	$388	$330	$310	$356
Flow	$108	$141	$149	$127	$155	$170
Bulk	$154	$210	$221	$184	$137	$165
Reinsurance	$(4)	$(3)	$(6)	$(4)	$(6)	$(9)
Other	$26	$25	$24	$23	$24	$30
Reinsurance terminations (6)		$(2)	$(3)	$—	$(260)	$—
Prime (620 & >)	$103	$137	$144	$131	$135	$160
A minus (575 - 619)	$48	$68	$73	$54	$55	$59
Sub-Prime (< 575)	$33	$39	$37	$32	$24	$24
Reduced Doc (All FICOs)	$78	$107	$116	$94	$78	$92

Primary Average Claim Payment (thousands) (1)	$43.8	$51.2	$53.3	$53.9	$50.6	$53.6
Flow	$34.6	$37.8	$39.8	$39.1	$41.6	$42.1
Bulk	$53.8	$67.1	$69.1	$73.4	$66.9	$74.7
Prime (620 & >)	$36.5	$42.2	$44.2	$46.4	$44.1	$46.4
A minus (575 - 619)	$40.1	$48.4	$52.3	$50.4	$48.8	$53.3
Sub-Prime (< 575)	$40.2	$49.4	$47.3	$49.1	$46.2	$50.3
Reduced Doc (All FICOs)	$67.8	$75.5	$76.8	$77.0	$73.3	$75.2

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	46.9%	46.8%	46.1%	45.1%	30.0%
% Quarterly NIW subject to risk sharing (2)	47.6%	44.7%	34.3%	22.7%	24.1%
Premium ceded (millions)	$47.6	$53.6	$54.2	$53.7	$42.4	$31.1
Captive trust fund assets (millions) (6)	$637	$687	$731	$796	$582	$605

Captive Reinsurance Ceded Losses Incurred — Flow Only (millions)			$85.0	$153.0	$165.5	$70.6
Active excess of Loss
Book Year 2005			$0.8	$2.0	$3.7	$5.2
Book Year 2006			$55.5	$48.3	$13.7	$11.0
Book Year 2007			$12.2	$77.1	$28.8	$27.1
Book Year 2008					$2.4	$3.4
Active quota Share
Book Year 2005			$1.9	$2.9	$3.8	$3.2
Book Year 2006			$2.6	$5.1	$5.8	$4.3
Book Year 2007			$12.0	$15.2	$16.8	$14.3
Book Year 2008				$2.4	$2.7	$2.1
Terminated agreements					$87.8	$—

Other:

Direct Pool Risk in Force (millions) (3)	$2,800	$2,727	$2,419	$2,206	$1,902	$1,799

Mortgage Guaranty Insurance Corporation — Risk to Capital	10.3:1	10.1:1	11.2:1	12.3:1	12.9:1	14.2:1
Combined Insurance Companies — Risk to Capital	11.9:1	11.7:1	12.7:1	13.9:1	14.7:1	16.1:1

Sherman Investment (millions) (4)	$115.3	$129.2	$124.3	$—	$—	$—

GAAP loss ratio (insurance operations only) (5)	400.6%	200.2%	196.4%	230.3%	254.4%	213.0%
GAAP expense ratio (insurance operations only)	13.6%	16.0%	14.0%	13.5%	13.4%	14.7%

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008.

(2)	Latest Quarter data not available due to lag in reporting

(3)	Represents contractual aggregate loss limits and, at March 31, 2009, December 31, 2008 and March 31, 2008, respectively, for $ 2.5 billion, $2.5 billion and $4.0 billion of risk without such limits, risk is calculated at $149 million, $150 million and $475 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(4)	Investments in joint ventures are included in Other assets on the Consolidated Balance Sheet.

(5)	As calculated, does not reflect any effects due to premium deficiency.

(6)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.